UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

resTORbio, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RESTORBIO, INC.

500 Boylston Street, 12th Floor

Boston, Massachusetts 02116

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

To be held May 8, 2019

Notice is hereby given that the 2019 Annual Meeting of Stockholders, or Annual Meeting, of resTORbio, Inc., will be held on May 8, 2019 at 1:00 p.m. Eastern Time at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210. The purpose of the Annual Meeting is the following:

1.

To elect two class I directors to our board of directors, to serve until the 2022 annual meeting of stockholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and
3.	To transact any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The proposal for the election of directors relates solely to the election of class I directors nominated by the board of directors.

Only resTORbio, Inc. stockholders of record at the close of business on March 18, 2019, will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. We are mailing to our stockholders a Notice of Internet Availability of Proxy Materials, or Notice, instead of a paper copy of our proxy materials and our 2018 Annual Report to Stockholders, or 2018 Annual Report. The Notice contains instructions on how to access those documents and to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2018 Annual Report. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Your vote is important. Whether or not you are able to attend the meeting in person, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting, by submitting your proxy via the Internet at the address listed on the proxy card or by signing, dating and returning the proxy card.

By order of the board of directors,

/s/ Chen Schor
Chen Schor
President and Chief Executive Officer

Boston, Massachusetts

March 27, 2019

Table of Contents

Page
PROXY STATEMENT	1
PROPOSAL NO. 1 – ELECTION OF CLASS I DIRECTORS	5
PROPOSAL NO. 2 – RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS RESTORBIO’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019	10
CORPORATE GOVERNANCE	12
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	25
PRINCIPAL STOCKHOLDERS	28
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	30
REPORT OF THE AUDIT COMMITTEE	31
HOUSEHOLDING	32
STOCKHOLDER PROPOSALS	32
OTHER MATTERS	32

i

RESTORBIO, INC.

500 Boylston Street, 12th Floor

Boston, Massachusetts 02116

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

to be held May 8, 2019

This proxy statement contains information about the 2019 Annual Meeting of Stockholders, or the Annual Meeting, of resTORbio, Inc., which will be held on May 8, 2019 at 1:00 p.m. Eastern Time. The board of directors of resTORbio, Inc. is using this proxy statement to solicit proxies for use at the Annual Meeting. In this proxy statement, the terms “resTORbio,” “we,” “us,” and “our” refer to resTORbio, Inc. The mailing address of our principal executive office is resTORbio, Inc., 500 Boylston Street, 12th Floor, Boston, Massachusetts 02116.

All properly submitted proxies will be voted in accordance with the instructions contained in those proxies. If no instructions are specified, the proxies will be voted in accordance with the recommendation of our board of directors with respect to each of the matters set forth in the accompanying Notice of Meeting. You may revoke your proxy at any time before it is exercised at the meeting by giving our corporate secretary written notice to that effect.

We made this proxy statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2018 available to stockholders on or about March 27, 2019.

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to conform with certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year following the fifth anniversary of our initial public offering in January 2018; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.07 billion; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission. Even after we are no longer an “emerging growth company,” we may remain a “smaller reporting company.”

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be Held on May 8, 2019:

This proxy statement and our 2018 Annual Report to Stockholders are available for viewing, printing and downloading at www.proxyvote.com.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission (SEC), except for exhibits, will be furnished without charge to any stockholder upon written request to resTORbio, Inc., 500 Boylston Street, 12th Floor, Boston, Massachusetts 02116, Attention:  Corporate Secretary. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are also available on the SEC’s website at www.sec.gov.

RESTORBIO, INC

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

When are this proxy statement and the accompanying materials scheduled to be sent to stockholders?

We have elected to provide access to our proxy materials to our stockholders via the Internet. Accordingly, on or about March 27, 2019, we will begin mailing a Notice of Internet Availability of Proxy Materials, or Notice. Our proxy materials, including the Notice of the 2019 Annual Meeting of Stockholders, this proxy statement and the accompanying proxy card or, for shares held in street name (i.e., held for your account by a broker or other nominee), a voting instruction form, and the 2018 Annual Report to Stockholders, or 2018 Annual Report, will be mailed or made available to stockholders on the Internet on or about the same date.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, for most stockholders, we are providing access to our proxy materials over the Internet rather than printing and mailing our proxy materials. We believe following this process will expedite the receipt of such materials and will help lower our costs and reduce the environmental impact of our annual meeting materials. Therefore, the Notice was mailed to holders of record and beneficial owners of our common stock starting on or about March 27, 2019. The Notice provides instructions as to how stockholders may access and review our proxy materials, including the Notice of the 2019 Annual Meeting of Stockholders, this proxy statement, the proxy card and our 2018 Annual Report, on the website referred to in the Notice or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to them by mail. The Notice also provides voting instructions. In addition, stockholders of record may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. Please note that, while our proxy materials are available at the website referenced in the Notice, and our Notice of the 2019 Annual Meeting of Stockholders, this proxy statement and our 2018 Annual Report are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this proxy statement.

Who is soliciting my vote?

Our board of directors is soliciting your vote for the Annual Meeting.

When is the record date for the Annual Meeting?

The record date for determination of stockholders entitled to vote at the Annual Meeting is the close of business on March 18, 2019.

How many votes can be cast by all stockholders?

There were 28,055,344 shares of our common stock, par value $0.0001 per share, outstanding on March 18, 2019, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting of the Stockholders on May 8, 2019, or the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder. None of our shares of undesignated preferred stock were outstanding as of March 18, 2019.

How do I vote?

In Person

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you hold your shares through a bank or broker and wish to vote in person at the meeting, you must obtain a valid proxy from the firm that holds your shares.

By Proxy

If you do not wish to vote in person or will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you requested printed copies of the proxy materials by mail, you can vote by mailing your proxy as described in the proxy materials. In order to be counted, proxies submitted by Internet must be received by the cutoff time of 11:59 p.m. Eastern Time on May 7, 2019. Proxies submitted by mail must be received before the start of the Annual Meeting. If you complete and submit your proxy before the Annual Meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the board of directors on all matters presented in this proxy statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the Annual Meeting. You may also authorize another person or persons to act for you as proxy in a writing, signed by you or your authorized representative, specifying the details of those proxies’ authority. The original writing must be given to each of the named proxies, although it may be sent to them by electronic transmission if, from that transmission, it can be determined that the transmission was authorized by you.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in your proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

How do I revoke my proxy?

You may revoke your proxy by (1) following the instructions on the Notice and entering a new vote by mail that we receive before the start of the Annual Meeting or over the Internet by the cutoff time of 11:59 p.m. Eastern Time on May 7, 2019, (2) attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not in and of itself revoke a proxy), or (3) by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with our Corporate Secretary. Any written notice of revocation or subsequent proxy card must be received by our Corporate Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Corporate Secretary or sent to our principal executive offices at resTORbio, Inc., 500 Boylston Street, 12th Floor, Boston, Massachusetts 02116, Attention: Corporate Secretary.

If a broker, bank, or other nominee holds your shares, you must contact such broker, bank, or nominee in order to find out how to change your vote.

How is a quorum reached?

Our Amended and Restated Bylaws, or bylaws, provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

How is the vote counted?

Under our bylaws, any proposal other than an election of directors is decided by a majority of the votes properly cast for and against such proposal, except where a larger vote is required by law or by our Third Amended and Restated Certificate of Incorporation, or certificate of incorporation, or bylaws. Abstentions and broker “non-votes” are not included in the tabulation of the voting results on any such proposal and, therefore, do not have an impact on such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item, and has not received instructions from the beneficial owner.

If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. If you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to

“non-discretionary” items. Proposal No. 1 is a “non-discretionary” item. If you do not instruct your broker how to vote with respect to this proposal, your broker may not vote for this proposal, and those votes will be counted as broker “non-votes.” Proposal No. 2 is considered to be a discretionary item, and your brokerage firm will be able to vote on this proposal even if it does not receive instructions from you.

To be elected, the directors nominated via Proposal No. 1 must receive a plurality of the votes cast and entitled to vote on the proposal, meaning that the director nominees receiving the most votes will be elected. Shares voting “withheld” have no effect on the election of directors.

Who pays the cost for soliciting proxies?

We are making this solicitation and will pay the entire cost of preparing and distributing the Notice and our proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise. We have hired Broadridge Financial Solutions, Inc. to assist us in the distribution of proxy materials and the solicitation of votes described above. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies.

How may stockholders submit matters for consideration at an annual meeting?

The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or if no annual meeting were held in the preceding year, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

In addition, any stockholder proposal intended to be included in the proxy statement for the next annual meeting of our stockholders in 2020 must also satisfy the requirements of SEC Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and be received not later than November 28, 2019. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

How can I know the voting results?

We plan to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL NO. 1 – ELECTION OF CLASS I DIRECTORS

Our board of directors currently consists of seven members. In accordance with the terms of our certificate of incorporation and bylaws, our board of directors is divided into three classes, class I, class II and class III, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

•	the class I directors are Jonathan Silverstein and David Steinberg, and their terms will expire at the Annual Meeting;
•	the class II directors are Lynne Sullivan and Michael Grissinger, and their terms will expire at the annual meeting of stockholders to be held in 2020; and
•	the class III directors are Chen Schor, Paul Fonteyne and Jeffrey Chodakewitz, M.D., and their terms will expire at the annual meeting of stockholders to be held in 2021.

Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

Our certificate of incorporation and bylaws provide that the authorized number of directors may be changed only by resolution of our board of directors. Our certificate of incorporation also provides that our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares then entitled to vote in an annual election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Our board of directors has nominated Jonathan Silverstein and David Steinberg for election as the class I directors at the Annual Meeting. The nominees are presently directors, and have indicated a willingness to continue to serve as directors, if elected. If the nominees become unable or unwilling to serve, however, the proxies may be voted for a substitute nominee selected by our board of directors.

We have no formal policy regarding board diversity. Our priority in selection of board members is identification of members who will further the interests of our stockholders through their established record of professional accomplishment, their ability to contribute positively to the collaborative culture among board members, and their knowledge of our business and understanding of the competitive landscape.

Nominees for Election as Class I Directors

The following table identifies our director nominees, and sets forth their principal occupation and business experience during the last five years and their ages as of March 27, 2019.

Name	Positions and Offices Held with resTORbio	Director Since	Age
Jonathan Silverstein	Director	2017	52
David Steinberg	Director	2017	46

Jonathan Silverstein has served as a member of our board of directors since November 2017. Mr. Silverstein is currently a general partner at OrbiMed, a healthcare investment firm, where he has worked since December 1998. Previously, Mr. Silverstein was a director of life sciences in the investment banking department at Sumitomo Bank. Mr. Silverstein currently serves on the board of directors of Avedro Inc., as well as on the boards of directors of several private companies. Mr. Silverstein has also previously served in the last five years on the board of directors of Audentes Therapeutics, Inc., Ascendis Pharma A/S, Intercept Pharmaceuticals, Inc., Glaukos Corporation, scPharmaceuticals Inc., Rhythm Pharmaceuticals, Inc. and Sorrento Tech, Inc. (formerly known as Roka BioScience, Inc.). Mr. Silverstein holds a B.A. from Denison University and a J.D. and M.B.A. from the University of San Diego. We believe that Mr. Silverstein’s strategic development and capital markets experience qualifies him to serve on our board of directors.

David Steinberg has served as a member of our board of directors since March 2017. Mr. Steinberg is currently a venture partner at Longwood Fund, which he joined in September 2018. Mr. Steinberg is a Co-founder of PureTech Health plc (PRTC.L) and served as the Chief Innovation Officer from September 2002 through August 2018. As a senior executive officer of PureTech Health, Mr. Steinberg was involved in initiating and leading multiple PureTech Health programs, including PureTech Health’s microbiome initiative, lymphatic biology platform and immune-oncology pipeline. Mr. Steinberg is also a member of the UChicago Tech Innovation Fund Advisory Committee. He received his B.A. in Biology with distinction from Cornell University and graduated with high honors from the University of Chicago Booth School of Business with an M.B.A. in Strategy and Finance. We believe that Mr. Steinberg is qualified to serve on our board of directors due to his finance background and industry experience.

The proxies will be voted in favor of the above nominees unless a contrary specification is made in the proxy. The nominees have consented to serve as our directors if elected. However, if the nominees are unable to serve or for good cause will not serve as a director, the proxies will be voted for the election of such substitute nominee as our board of directors may designate.

The board of directors recommends voting “FOR” the election of Jonathan Silverstein and David Steinberg as the class I directors, to serve for a three-year term ending at the annual meeting of stockholders to be held in 2022.

Directors Continuing in Office

The following table identifies our continuing directors, and sets forth their principal occupation and business experience during the last five years and their ages as of March 27, 2019.

Name	Positions and Offices Held with resTORbio	Director Since	Class and Year in Which Term Will Expire	Age
Lynne Sullivan	Director	2017	Class II—2020	53
Michael Grissinger	Director	2018	Class II—2020	65
Chen Schor	Director, President and Chief Executive Officer	2016	Class III—2021	46
Paul Fonteyne	Director	2017	Class III—2021	57
Jeffrey Chodakewitz	Director	2018	Class III—2021	63

Class II Directors (Term Expires at 2020 Annual Meeting)

Lynne Sullivan has served as a member of our board of directors since December 2017. Ms. Sullivan is currently the Chief Financial Officer of Compass Therapeutics, LLC, where she has worked since December 2018. Previously, Ms. Sullivan most recently served as Senior Vice President of Finance for Biogen Inc. from September 2016 through December 2018. Prior to that position, Ms. Sullivan served as Senior Vice President, Tax and Corporate Finance from June 2015 through December 2018. Ms. Sullivan also served as Vice President, Tax from April 2008 through June 2015. At Biogen Inc., Ms. Sullivan had global responsibility for Biogen’s Financial Planning & Analysis, Corporate Tax, and Corporate Finance groups, which included ownership of long-range planning, capital allocation projects and the financial aspects of Mergers & Acquisitions/Business Development. From January 2000 through April 2008, Ms. Sullivan served as Vice President Tax for EMD Serono and the Vice President of Tax for North America at Merck KgaA. Ms. Sullivan is on the board of directors of Solid Biosciences LLC, where she has chaired the Audit Committee since 2015. Ms. Sullivan holds a B.S. in Accounting from Suffolk University and a M.S. in Taxation from Bentley College. Ms. Sullivan was a Certified Public Account for over 20 years. We believe that Ms. Sullivan is qualified to serve on our board of directors due to her finance background and experience in the life sciences industry.

Michael Grissinger has served as a member of our board of directors since November 2018. Mr. Grissinger is currently an independent director and advisor in the pharmaceuticals business. He recently retired from Johnson & Johnson, Inc. in April 2018 after a 25-year career beginning in January 1996, holding various positions such as Vice President M&A Operations, Divestitures, and Immunology Business Development from April 2016 to April 2018, Vice President, Corporate Development Pharmaceuticals from January 2014 to March 2016, and Vice President Pharmaceutical Business Development and Licensing from January 2002 to December 2013. At Johnson & Johnson, he led transactions and teams across a broad span of deal-types, geographies, and therapeutic disease areas. Mr. Grissinger currently serves on the boards of Akari Therapeutics, plc and Atrin Pharmaceuticals. Mr. Grissinger holds a B.S. in Chemistry from Juniata College and an M.B.A. from Temple University-Fox School of Business. We believe that Mr. Grissinger is qualified to serve on our board of directors due to his experience in the life sciences industry as well as his executive leadership experience at large multinational pharmaceutical companies.

Class III Directors (Term Expires at 2021 Annual Meeting)

Chen Schor has served as our President and Chief Executive Officer and as a member of our board of directors since our incorporation in July 2016. Mr. Schor previously served as President, Chief Executive Officer and director of Synta Pharmaceuticals Corp. from May 2015 until its merger with Madrigal Pharmaceuticals in July 2016, and prior to that, from 2014 until 2016, Mr. Schor served as its Executive Vice President and Chief Operation Officer. From September 2012 to December 2014, Mr. Schor served as President and Chief Executive Officer of Novalere FP, Inc., a pre-commercial stage allergy therapeutics company. From September 2011 to October 2012, Mr. Schor served as Chief Business Officer of Eleven Biotherapeutics, an emerging therapeutics company. From March 2009 until September 2011, Mr. Schor served as Vice President of Business Development, global branded products at Teva Pharmaceuticals. Mr. Schor currently sits on the board of Brainstorm Cell Therapeutics Inc., a public biotechnology company. Mr. Schor received his MBA from Tel Aviv University, a B.A. in Economics and Accounting from Haifa University and a B.A. in Biology from Tel Aviv University. We believe that Mr. Schor is qualified to serve on our board of directors due to his service as our President and Chief Executive Officer and his extensive knowledge of our company and industry.

Paul Fonteyne has served as a member of our board of directors since December 2017. Mr. Fonteyne most recently served as the Chairman, BI USA and President, Animal Health for Boehringer-Ingelheim USA Corporation from March 2018 through December 2018. Prior to that role, Mr. Fonteyne served as the United States Country Managing Director and President and Chief Executive Officer of Boehringer Ingelheim USA Corporation from November 2011 through March 2018. Previously, Mr. Fonteyne served as Senior Corporate Vice President in Boehringer Ingelheim GmbH from January 2009 to September 2011. From November 2003 to December 2008 he served as Executive Vice President, Head of Marketing and Sales for Prescription Medicines at Boehringer-Ingelheim Pharmaceuticals, Inc. Mr. Fonteyne currently serves on the advisory board of the Brigham and Women’s Hospital Lung Center and has previously served on the board of PhRMA (the leading pharmaceutical industry association). He is currently a director of the following private companies: Ypsomed AG, Gelesis, Inc. and DalCor, Inc. Mr. Fonteyne received his MBA from Carnegie-Mellon University and his MS in Chemical Engineering from the Polytechnic School at the University of Brussels. We believe Mr. Fonteyne is qualified to serve on our board of directors as a result of his past experience in the development and business strategy of multiple companies in the life sciences sector.

Jeffrey Chodakewitz, M.D., has served as a member of our board of directors since August 2018. From April 2018 through March 2019, Dr. Chodakewitz served as Executive Vice President, Clinical Medicine and External Innovation, at Vertex Pharmaceuticals. Prior to that role, Dr. Chodakewitz held the roles of Chief Medical Officer and Executive Vice President, Global Medicines Development and Medical Affairs at Vertex from January 2014 to April 2018 and was a member of the Vertex Executive Committee. Prior to joining Vertex in January 2014, he spent over 20 years at Merck & Co., where he served in a number of positions including Head of Infectious Diseases and Vaccines Global Development from August 2013 to December 2013, Senior Vice President of Global Scientific Strategy (Infectious Disease, Respiratory & Immunology) from January 2013 to August 2013 and Senior Vice President of Late Stage Development from March 2011 to January 2013. Dr. Chodakewitz is a Diplomate of the National Board of Medical Examiners and the American Board of Internal Medicine (both Internal Medicine and Infectious Disease). Dr. Chodakewitz currently serves on the board of Tetraphase Pharmaceuticals, Inc. He holds a B.S in Biochemistry cum laude from Yale University and an M.D. from the Yale University School of Medicine. We believe Dr. Chodakewitz is qualified to serve on our board of directors as a result of his extensive experience working for various pharmaceutical and biotechnology companies.

There are no family relationships between or among any of our directors or executive officers. The principal occupation and employment during the past five years of each of our directors was carried on, in each case except as specifically identified in this proxy statement, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors and any other person or persons pursuant to which he or she is to be selected as a director.

There are no material legal proceedings to which any of our directors is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or our subsidiary.

Executive Officers Who Are Not Directors

The following table identifies our executive officers who are not directors, and sets forth their current positions at resTORbio and their ages as of March 20, 2019.

Name	Position Held with resTORbio	Officer Since	Age
Joan Mannick, M.D.	Chief Medical Officer	2017	60
Meredith Manning	Chief Commercial Officer	2018	47
John J. McCabe	Vice President, Finance	2017	51

Joan Mannick, M.D. has served as our Chief Medical Officer since March 2017 and served as a member of our board of directors from March 2017 to November 2017. From November 2010 until March 2017, Dr. Mannick was Senior Director and subsequently Executive Director in the Translated Medical Division of NIBR, where Dr. Mannick led the clinical program at NIBR that targets pathways regulating aging to treat aging-related conditions. Prior to joining NIBR in 2010, Dr. Mannick was a Medical Director at Genzyme from 2007 to 2010 working in multiple therapeutic areas and a faculty member at Harvard Medical School from 1991 to 1999 and University of Massachusetts Medical School from 2000 to 2011. Her NIH-sponsored laboratory focused on the role of protein S-nitrosylation in physiology and pathophysiology. Dr. Mannick received her A.B. from Harvard College and her M.D. from Harvard Medical School. She completed her residency in Internal Medicine at Brigham and Women’s Hospital and an Infectious Disease fellowship as part of the Harvard Combined Infectious Disease Program.

Meredith Manning has served as our Chief Commercial Officer since August 2018. Ms. Manning is an accomplished life sciences executive with over 20 years of commercial leadership experience with companies such as Pfizer, Vertex Pharmaceuticals, Baxter and Shire, including experience in U.S. and global marketing, new product development, category creation and geographic expansion. She most recently served from June 2016 through May 2017 as Vice President, Global Product Strategy Lead Hemophilia at Shire, overseeing a portfolio of seven products with annual sales of approximately $2.9 billion and from July 2015 through June 2016 served as the Vice President, Global Hemophilia Marketing at Shire (formerly Baxalta). Prior to her role at Baxalta, Ms. Manning served as Senior Director, Global Hemophilia Marketing and later VP, Global Hemophilia Marketing at Baxter International Inc. from January 2013 through July 2015. Prior to joining Baxter, from April 2009 through January 2013, she played an integral role in launching Vertex Pharmaceuticals’ Hepatitis C product, Incivek. Before that, from August 2001 through April 2009, Ms. Manning held roles of increasing responsibility at Pfizer across a number of marketing and commercial roles. She holds an M.B.A. from the University of Chicago Booth School of Business and a B.A. from The Colorado College.

John J. McCabe, C.P.A. has served as our Vice President, Finance since October 2017. Mr. McCabe served as Chief Financial Officer for Eleven Biotherapeutics, Inc. from January 2016 until October 2017 and prior to that served as Senior Vice President from June 2013 to December 2015 and Director of Financial Reporting from April 2012 to June 2013. Mr. McCabe also provided independent financial and accounting consulting services from June 2011 to April 2012. Prior to that, Mr. McCabe served as Vice President of Finance at Clinical Data, Inc., from December 2010 to June 2011 and as the Senior Director of Financial Reporting of Clinical Data from August 2007 to December 2010. Prior to that, Mr. McCabe served in several financial roles at Interleukin Genetics, Inc. He began his career working for the accounting firm of Coopers & Lybrand LLP, now known as PricewaterhouseCoopers LLP. Mr. McCabe received a B.S. in Business Administration from the University of Vermont and is also a Certified Public Accountant.

The principal occupation and employment during the past five years of each of our executive officers was carried on, in each case except as specifically identified in this proxy statement, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our executive officers and any other person or persons pursuant to which he was or is to be selected as an executive officer.

There are no material legal proceedings to which any of our executive officers is a party adverse to us or our subsidiary or in which any such person has a material interest adverse to us or our subsidiary.

PROPOSAL NO. 2 – RATIFICATION OF THE APPOINTMENT OF KPMG LLP
AS RESTORBIO’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2019

resTORbio’s stockholders are being asked to ratify the appointment by the audit committee of the board of directors of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. KPMG LLP has served as resTORbio’s independent registered public accounting firm since 2017.

The audit committee is solely responsible for selecting resTORbio’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Stockholder approval is not required to appoint KPMG LLP as resTORbio’s independent registered public accounting firm. However, the board of directors believes that submitting the appointment of KPMG LLP to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the audit committee will reconsider whether to retain KPMG LLP. If the selection of KPMG LLP is ratified, the audit committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of resTORbio and its stockholders.

A representative of KPMG LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our stockholders.

resTORbio incurred the following fees from KPMG LLP for the audit of the consolidated financial statements and for other services provided during the years ended December 31, 2018 and 2017.

Fee Category	Fiscal Year 2018 ($)	Fiscal Year 2017 ($)
Audit Fees (1)	$416,500	$582,116
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—
Total Fees	$416,500	$582,116

(1)

Audit fees consist of fees for the audit of our annual financial statements included in our annual report on Form 10-K, the review of our interim financial statements included in our quarterly reports on Form 10-Q and related services that are normally provided in connection with registration statements, including the registration statements for our “at-the-market” offering.

(2)

Audit-related fees consist of services that are normally provided in connection with registration statements, including the registration statements for a public offering of our common stock. There were no audit-related fees in fiscal years 2018 and 2017.

(3)	Tax Fees consist of fees for tax compliance, advice and tax services. There were no tax fees in fiscal years 2018 and 2017.
(4)	There were no other fees for fiscal years 2018 and 2017.

Audit Committee Pre-approval Policy and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee or the engagement is entered into pursuant to the pre-approval procedure described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval details the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

During our 2018 and 2017 fiscal years, no services were provided to us by KPMG LLP other than in accordance with the pre-approval policies and procedures described above.

The board of directors recommends voting “FOR” Proposal No. 2 to ratify the appointment of KPMG LLP as resTORbio’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

CORPORATE GOVERNANCE

Director Nomination Process

Our nominating and corporate governance committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our board, and recommending such persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate.

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by management, recruiters, members of the committee and our board. The qualifications, qualities and skills that our nominating and corporate governance committee believes must be met by a committee recommended nominee for a position on our board of directors are as follows:

•	Nominees should demonstrate high standards of personal and professional ethics and integrity.
•	Nominees should have proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment.
•	Nominees should have skills that are complementary to those of the existing board.
•	Nominees should have the ability to assist and support management and make significant contributions to the Company’s success.
•

Nominees should have an understanding of the fiduciary responsibilities that is required of a member of the board of drectors and the commitment of time and energy necessary to diligently carry out those responsibilities.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates. Any such proposals should be submitted to our corporate secretary at our principal executive offices no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of the date of the preceding year’s annual meeting and should include appropriate biographical and background material to allow the nominating and corporate governance committee to properly evaluate the potential director candidate and the number of shares of our stock beneficially owned by the stockholder proposing the candidate. Stockholder proposals should be addressed to resTORbio, Inc., 500 Boylston Street, 12th Floor, Boston, Massachusetts 02116, Attention: Corporate Secretary. Assuming that biographical and background material has been provided on a timely basis in accordance with our bylaws, any recommendations received from stockholders will be evaluated in the same manner as potential nominees proposed by the nominating and corporate governance committee. If our board of directors determines to nominate a stockholder recommended candidate and recommends his or her election, then his or her name will be included on our proxy card for the next annual meeting of stockholders. See “Stockholder Proposals” for a discussion of submitting stockholder proposals.

Director Independence

Applicable Nasdaq Stock Market LLC, or Nasdaq, rules require a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members satisfy independence criteria set forth in Rule 10C-1 under the Exchange Act. Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors must consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including:  the source of compensation to the director, including any consulting, advisory or other compensatory fee paid by such company to the director, and whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Our board of directors has determined that all members of the board of directors, except Mr. Schor, are independent directors, including for purposes of the rules of Nasdaq and the SEC. In making such independence determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our board of directors considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers. Mr. Schor is not an independent director under these rules because he is an executive officer of the Company.

Board Committees

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of the audit committee, compensation committee, and nominating and corporate governance committee operates under a charter that satisfies the applicable standards of the SEC and Nasdaq. Each such committee reviews its respective charter at least annually. A current copy of the charter for each of the audit committee, compensation committee, and nominating and corporate governance committee is posted on the corporate governance section of our website, ir.restorbio.com/corporate-governance/governance-highlights.

Audit Committee

Paul Fonteyne, Michael Grissinger and Lynne Sullivan serve on the audit committee, which is chaired by Lynne Sullivan. Our board of directors has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined in the rules of the SEC and the applicable Nasdaq rules, and each has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our board of directors has designated Lynne Sullivan as an “audit committee financial expert,” as defined under the applicable rules of the SEC. During the fiscal year ended December 31, 2018, the audit committee met six times. The report of the audit committee is included in this proxy statement under “Report of the Audit Committee.” The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	pre‑approving auditing and permissible non‑audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;
•

reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;
•	establishing policies and procedures for the receipt and retention of accounting‑related complaints and concerns;
•

recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our Annual Report on Form 10‑K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and
•	reviewing quarterly earnings releases.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Compensation Committee

Paul Fonteyne, Jonathan Silverstein and Jeffrey Chodakewitz serve on the compensation committee, which is chaired by Paul Fonteyne. Our board of directors has determined that each member of the compensation committee is “independent” as defined in the applicable Nasdaq rules. During the fiscal year ended December 31, 2018, the compensation committee met three times. The compensation committee’s responsibilities include:

•	annually reviewing and recommending to the board of directors corporate goals and objectives relevant to the compensation of our chief executive officer;
•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determine the compensation of our chief executive officer;
•	reviewing and approving the compensation of our other executive officers;
•	reviewing and establishing our overall management compensation, philosophy, and policy;
•	reviewing and making recommendations to the board regarding our compensation and similar plans;
•	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;
•	retaining and approving the compensation of any compensation advisors;
•	reviewing and making recommendations to our board of directors about our policies and procedures for the grant of equity‑based awards;
•	evaluating and making recommendations to the board of directors about director compensation;
•	preparing the compensation committee report required by SEC rules, if and when required, to be included in our annual proxy statement;
•	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters; and
•	reviewing and discussing with the board of directors corporate succession plans for our chief executive officers and our other key officers.

Nominating and Corporate Governance Committee

Paul Fonteyne, Jonathan Silverstein and Jeffrey Chodakewitz serve on the nominating and corporate governance committee, which is chaired by Jonathan Silverstein. In November 2018, Daphne Zohar resigned from our board of directors and her position on the nominating and corporate governance committee and Dr. Chodakewitz was appointed to the nominating and corporate governance committee. Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” as defined in the applicable Nasdaq rules. During the fiscal year ended December 31, 2018, the nominating and corporate governance committee did not hold any meetings. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board of directors criteria for board and committee membership;
•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;
•	reviewing the size and composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;
•	identifying individuals qualified to become members of the board of directors;
•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board of directors’ committees;
•	developing and recommending to the board of directors a code of business conduct and ethics and a set of corporate governance guidelines; and
•	overseeing the annual evaluation of our board of directors and management.

The nominating and corporate governance committee considers candidates for Board of Director membership suggested by its members and the Chief Executive Officer. Additionally, in selecting nominees for directors, the nominating and corporate governance committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by our board of directors. Any stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described later in this proxy statement under the heading “Stockholder Proposals.” The nominating and corporate governance committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our bylaws relating to stockholder nominations as described later in this proxy statement under the heading “Stockholder Proposals.”

Identifying and Evaluating Director Nominees. Our board of directors is responsible for filling vacancies on our board of directors and for nominating candidates for election by our stockholders each year in the class of directors whose term expires at the relevant annual meeting. The board of directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the board of directors, and of management, will be requested to take part in the process as appropriate.

Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our board of directors. based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors’ approval to fill a vacancy or as director nominees for election to the board of directors by our stockholders each year in the class of directors whose term expires at the relevant annual meeting.

Board and Committee Meetings Attendance

The full board of directors met ten times during 2018. During 2018, each member of the board of directors attended in person or participated in 75% or more of the aggregate of (i) the total number of meetings of the board of directors (held during the period for which such person has been a director), and (ii) the total number of meetings held by all committees of the board of directors on which such person served (during the periods that such person served).

Director Attendance at Annual Meeting of Stockholders

Directors are responsible for attending the annual meeting of stockholders to the extent practicable. We did not hold an annual meeting of stockholders in 2018.

Policy on Trading, Pledging and Hedging of Company Stock

Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Our insider trading policy expressly prohibits derivative transactions of our stock by our executive officers, directors and employees. Our insider trading policy expressly prohibits purchases of any derivative securities that provide the economic equivalent of ownership.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the corporate governance section of our website, which is located at ir.restorbio.com/corporate-governance/governance-highlights. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Board Leadership Structure and Board’s Role in Risk Oversight

Currently, the role of chairman of the board is separated from the role of chief executive officer, and we plan to keep these roles separate. We believe that separating these positions allows our chief executive officer to focus on our day‑to‑day business, while allowing the chairman of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort, and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the board of directors’ oversight responsibilities continue to grow. While our bylaws and our corporate governance guidelines do not require that our chairman and chief executive officer positions be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk is inherent to every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction, and intellectual property. Management is responsible for the day‑to‑day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of the board of directors in overseeing the management of our risks is conducted primarily through committees of the board of directors, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees. The full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board meeting. This enables the board of directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Communication with the Directors of resTORbio

Any interested party with concerns about our company may report such concerns to the board of directors or the chairman of our board of directors and nominating and corporate governance committee, by submitting a written communication to the attention of such director at the following address:

c/o resTORbio, Inc.
500 Boylston Street, 12th Floor

Boston, Massachusetts 02116
United States

You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party.

A copy of any such written communication may also be forwarded to resTORbio’s legal counsel and a copy of such communication may be retained for a reasonable period of time. The director may discuss the matter with resTORbio’s legal counsel, with independent advisors, with non-management directors, or with resTORbio’s management, or may take other action or no action as the director determines in good faith, using reasonable judgment, and applying his or her own discretion.

Communications may be forwarded to other directors if they relate to important substantive matters and include suggestions or comments that may be important for other directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.

The audit committee oversees the procedures for the receipt, retention, and treatment of complaints received by resTORbio regarding accounting, internal accounting controls, or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. resTORbio has also established a toll-free telephone number for the reporting of such activity, which is 1-866-207-4643.

Director Compensation

The table below shows all compensation earned by or paid to our non-employee directors during 2018. Mr. Schor, our chief executive officer, does not receive any compensation for his services as director and, consequently, is not included in this table. The compensation received by Mr. Schor during 2018 is set forth in the section of this Proxy Statement captioned “Executive Compensation—Summary Compensation Table.”

Name	Fees Paid in Cash($) (1)	Option Awards(#) (2)	Total($)
Jeffrey Chodakewitz, M.D.(3)	16,500	224,938	241,438
Paul Fonteyne(4)	54,419	205,969	260,388
Michael Grissinger(5)	5,250	253,853	259,103
Jonathan Silverstein	40,133	—	40,133
David Steinberg	42,458	—	42,458
Lynne Sullivan(6)	48,611	206,299	254,910
Daphne Zohar(7)	29,650	—	29,650

(1)	Amounts represent cash compensation for services rendered by each member of the board of directors.
(2)

Amounts shown reflect the grant date fair value of stock option awards granted during 2018. The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, Compensation — Stock Compensation, disregarding the effect of estimated forfeitures related to service-based vesting. These amounts reflect the accounting cost for the stock options and do not correspond to the actual economic value that may be received by the director upon exercise of the stock options. See note 10 to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 regarding assumptions we made in determining the fair value of option awards.

(3)	Dr. Chodakewitz joined our board of directors on August 14, 2018. As of December 31, 2018, Dr. Chodakewitz held 28,828 unexercised options.
(4)	As of December 31, 2018, Mr. Fonteyne held 23,430 unexercised options.

(5)	Mr. Grissinger joined our board of directors on November 5, 2018. As of December 31, 2018, Mr. Grissinger held 28,828 unexercised options.
(6)	As of December 31, 2018, Ms. Sullivan held 23,430 unexercised options.
(7)	Ms. Zohar resigned from our board of directors effective November 5, 2018.

Under our director compensation program, we pay our non-employee directors a cash retainer for service on the board of directors and for service on each committee on which the director is a member. The chairman of each committee receives a higher retainer for such service. These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director is not serving on our board of directors. The fees paid to non-employee directors for service on the board of directors and for service on each committee of the board of directors on which the director is a member are as follows:

	Member Annual Fee	Chairperson Additional Annual Fee
Board of Directors	$35,000	$30,000
Audit Committee	7,500	7,500
Compensation Committee	5,000	5,000
Nominating and Corporate Governance Committee	4,000	4,000

We also reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred by our non-employee directors in connection with attending our meetings of the board of directors and committees thereof.

In addition, each new non-employee director elected to our board of directors will be granted an option to purchase 28,828 shares of our common stock on the date of such director’s election or appointment to the board of directors, which will vest in the following manner, subject to the director’s continued service on our board of directors through such vesting date: 33% on the first anniversary of grant, then the remainder vesting ratably monthly over the following two years. On the date of each annual meeting of stockholders of our company, each non-employee director will be granted an additional option to purchase 14,414 shares of our common stock, which will vest in the following manner, subject to the director’s continued service on our board of directors through such vesting date: in full upon the earlier to occur of the first anniversary of the date of grant or the date of the next annual meeting.

This program is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.

Executive Compensation

Our named executive officers for the year ended December 31, 2018 include our principal executive officer, our chief medical officer, and our chief commercial officer:

•	Chen Schor, our president and chief executive officer,
•	Joan Mannick, M.D., our chief medical officer, and
•	Meredith Manning, our chief commercial officer.

Summary Compensation Table

The following table presents the compensation awarded to, earned by or paid to each of our named executive officers for the years indicated.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)	Total ($)
Chen Schor(4)	2018	443,201	2,418,450	225,000	(5)	8,250	3,094,902
President and Chief Executive Officer	2017	268,826	—	209,280	(6)	7,400	485,506
Joan Mannick(7)	2018	356,811	943,781	144,000	(5)	8,250	1,452,842
Chief Medical Officer	2017	236,035	—	163,665	(6)	6,484	406,184
Meredith Manning(8)	2018	100,625	1,844,595	39,699	(5)	1,296	1,986,215
Chief Commercial Officer

(1)

The amounts reported in the “Option Awards” column reflects the aggregate grant date fair value of stock options awarded during the year 2018, computed in accordance with the provisions of ASC, Topic 718 disregarding the effect of estimated forfeitures related to service-based vesting. These amounts reflect the accounting cost for the stock options and do not correspond to the actual economic value that may be received by the named executive officer upon exercise of the stock options. See Note 2 to our consolidated financial statements appearing at the end of our Annual Report on Form 10-K regarding certain assumptions underlying the valuation of equity awards.

(2)	Each of our named executive officers is eligible to earn cash incentive compensation based upon performance and the achievement of clinical and developmental objectives.
(3)	Amounts reported for 2018 reflect the Company’s matching contributions to our 401(k) plan.
(4)

Mr. Schor has served as a director and as our President and Chief Executive Officer since July 2016, but did not become an employee of our company until April 4, 2017. Mr. Schor did not earn any compensation for his services until he commenced his employment relationship with us on April 4, 2017. Effective upon the closing of our IPO, Mr. Schor’s annualized base salary was increased from $361,000 to $450,000.

(5)

Amounts include annual performance-based bonuses earned by Mr. Schor, Dr. Mannick, and Ms. Manning of $225,000, $144,000, and $39,699, respectively, for 2018. Ms. Manning’s bonus was prorated to reflect her September 2018 start date and partial year of service.

(6)

Amounts include annual performance-based bonuses earned by Mr. Schor and Dr. Mannick of $173,280 and $133,665, respectively, for 2017. In addition, the amount for Mr. Schor and Dr. Mannick represent bonuses of $36,000 and $30,000, respectively, paid upon achievement of certain milestones in 2017 as provided in their respective employment agreements and as further described below.

(7)

Dr. Mannick has served as our Chief Medical Officer since July 2016, but did not become an employee of our company until April 4, 2017. Dr. Mannick did not earn any compensation for her services until she commenced her employment relationship with us on April 4, 2017. Effective upon the closing of our IPO, Dr. Mannick’s annualized base salary was increased from $318,250 to $360,000.

(8)	Ms. Manning commenced her employment with us in September 2018. Her annualized base salary for fiscal year 2018 was $345,000.

Narrative to Summary Compensation Table

Our board of directors and compensation committee review compensation annually for our executives. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our company. We target a general competitive position, based on independent third-party benchmark analytics to inform the mix of compensation of base salary, bonus or long-term incentives.

Our board of directors has historically determined our executives’ compensation. Our compensation committee typically reviews and discusses management’s proposed compensation with the chief executive officer for all executives other than the chief executive officer. Based on those discussions and its discretion, taking into account the factors noted above, the compensation committee then recommends the compensation for each executive officer. Our board of directors discusses the compensation committee’s recommendations and ultimately approves the compensation of our executive officers without members of management present. In 2018, the compensation committee retained the services of Pearl Meyer, as its external compensation consultant and the board of directors and the compensation committee considered Pearl Meyer’s input on certain compensation matters as they deemed appropriate. Pearl Meyer served at the discretion of the compensation committee and did not provide any other services to the Company during fiscal year 2018 other than those for which they were engaged by the compensation committee

Our compensation committee requires that its compensation consultants be independent of Company management and performs an annual assessment of the compensation consultants’ independence to determine whether the consultants are independent. Our compensation committee has determined that Pearl Meyer is independent and that its work has not raised any conflict of interests.

Annual base salary

Each named executive officer’s base salary is a fixed component of annual compensation for performing specific duties and functions, and has been established by our board of directors taking into account each individual’s role, responsibilities, skills, and experience. Base salaries for our named executive officers are reviewed annually by our compensation committee, typically in connection with our annual performance review process, and adjusted from time to time, based on the recommendation of the compensation committee, to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

For the year ended December 31, 2018, the annual base salaries for each of Mr. Schor, Dr. Mannick and Ms. Manning were $450,000, $360,000 and $345,000, respectively. Effective March 1, 2019, the annual base salaries for each of Mr. Schor, Dr. Mannick and Ms. Manning were increased to $485,000, $390,000 and $348,000, respectively.

Cash bonus

Effective for fiscal year 2018, our named executive officers, as well as other executive officers, are eligible to participate in our Senior Executive Cash Incentive Bonus Plan, or the Bonus Plan, which is an annual bonus program is intended to reward our named executive officers for meeting objective or subjective performance goals for a fiscal year. The Bonus Plan provides for cash payments based upon the attainment of performance targets established by the compensation committee, which may relate to financial and operational measures or objectives with respect to the Company, as well as individual performance objectives. Each executive officer who is selected to participate in the Bonus Plan will have a target bonus opportunity set for each performance period.

With respect to performance in fiscal year 2018, the target bonus opportunity as a percentage of base salary for each of Mr. Schor, Dr. Mannick and Ms. Manning was 50%, 40% and 40%, respectively.

Based on the Company’s achievement of certain performance goals and metrics related to our 2018 corporate objectives, the Compensation Committee determined that the bonuses would be paid at 100% of target for each named executive officer and paid in the amounts as set forth above in the Summary Compensation Table.

Long‑term equity incentives

Our equity grant program is intended to align the interests of our named executive officers with those of our stockholders and to motivate them to make important contributions to our performance.

During the fiscal year ended December 31, 2018, we granted stock options to each of our named executive officers, as shown in more detail in the “Outstanding Equity Awards at Fiscal Year End” table below.

401(k) Savings Plan.

We maintain a tax‑qualified 401(k) retirement plan for eligible employees in the United States. In general, all of our employees are eligible to participate, beginning two months after the commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit and have the amount of the reduction contributed to the 401(k) plan. We currently contribute to each employee’s 401(k) account, in the first quarter of each year, 3% of his or her eligible earnings from the prior year.

Health and Welfare Benefits.

All of our full-time employees, including our executive officers are eligible to participate in certain medical, disability and life insurance benefit programs offered by us. We pay the premiums for term life insurance and long-term disability for all of our employees, including our executive officers. We also provide all employees, including executive officers, with a flexible spending account plan, an employee stock purchase plan and paid time off benefits including, vacation, sick time and holidays. We do not sponsor any qualified or non-qualified defined benefit plans for any of our employees or executives.

Outstanding Equity Awards at 2018 Fiscal Year End Table

The following table presents information regarding all outstanding stock options and stock awards held by each of our named executive officers on December 31, 2018. All equity awards in the table below were granted under our 2018 Stock Option Incentive Plan.

		Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Chen Schor	—	238,311	(1)	15.00	1/12/2028
Joan Mannick	—	92,999	(2)	15.00	1/12/2028
Meredith Manning	—	75,000	(3)	13.94	9/16/2028

(1)

These stock options vest over four years, with 25% of the shares of our common stock subject to the option vesting on January 12, 2019, and the remaining 75% of such shares vesting in 36 equal monthly installments thereafter, subject to Mr. Schor’s continued employment with the Company through such vesting dates.

(2)

These stock options vest over four years, with 25% of the shares of our common stock subject to the option vesting on January 12, 2019, and the remaining 75% of such shares vesting in 36 equal monthly installments thereafter, subject to Dr. Mannick’s continued employment with the Company through such vesting dates.

(3)

These stock options vest over four years, with 25% of the shares of our common stock subject to the option vesting on September 17, 2019, with the remainder vesting in 12 equal quarterly installments thereafter, subject to Ms. Manning’s continued employment with the Company through such vesting dates.

Employment Arrangements with Our Named Executive Officers

In January 2018, we entered into amended and restated employment agreements with Mr. Schor, our chief executive officer, and Dr. Mannick, our chief medical officer. In September 2018, we entered into an employment agreement with Ms. Manning, our chief commercial officer. In March 2019, we amended Dr. Mannick’s offer letter to increase her target annual bonus to 40% of her annual base salary. Each of our named executive officers is employed “at will”.

Chen Schor

In March 2017, we entered into an offer letter with Mr. Schor, as amended in January 2018. Under his amended offer letter, Mr. Schor is entitled to receive an annual base salary of $450,000 and an annual target bonus equal to 50% of his annual base salary.

Mr. Schor’s offer letter also provides that Mr. Schor will be entitled to receive a bonus of $36,000 after we achieve the primary end point with a p-value equal to or less than 0.05 in a Phase 2 study, provided such achievement occurs by April 4, 2020.

In the event Mr. Schor’s employment is terminated by us without cause or by him for good reason, Mr. Schor shall be entitled to receive, subject to his execution and non-revocation of a release in favor of the Company (i) a lump sum cash payment equal to 6 months, if such termination occurs within the first 12 months of his employment, or, nine (9) months, if such termination occurs thereafter, of his then current base salary, (ii) a prorated portion of his target annual incentive compensation the year of termination and (iii) continued coverage under our health and dental plans for up to 6 months following termination, if such termination occurs within the first 12 months of his employment, or, 9 months following termination, if such termination occurs thereafter.

Mr. Schor’s amended offer letter further provides that, in the event that his employment is terminated by us without cause or by him for good reason, and such termination occurs within the 12-month period following a change of control, then in lieu of the payments and benefits described above, Mr. Schor shall be entitled to receive, subject to his execution and non-revocation of a release in favor of the Company, (i) a lump sum cash payment equal to 1.5 times the sum of his then current base salary and target annual incentive compensation, (ii) continued coverage under our health and dental plans for up to 18 months following termination and (iii) full acceleration of all time-based stock options and other time-based stock-based awards held by Mr. Schor. All references to “cause,” “good reason” and “change in control” are as defined in his amended offer letter.

In connection with our initial public offering, we granted to Mr. Schor a stock option to purchase 238,311 shares of our common stock, at an exercise price of $15.00 per share. Such option will vest 25% on the first anniversary of the grant date, and the remainder ratably each month over the remaining three years, subject to his continued employment through each such vesting date.

Joan Mannick, M.D.

In March 2017, we entered into an offer letter with Dr. Mannick, as amended in January 2018. Under her amended offer letter, Dr. Mannick’s base salary was increased to $360,000 per year and an annual target bonus of 35% of her base salary. Dr. Mannick’s offer letter was amended in March 2019 to increase her target annual bonus to 40% of her base salary.

Dr. Mannick’s offer letter also provides that Dr. Mannick will be entitled to receive a bonus of $30,000 after we achieve the primary end point with a p-value equal to or less than 0.05 in a Phase 2 study, provided such achievement occurs by April 4, 2020.

In the event Dr. Manning’s employment is terminated by us without cause or by her for good reason, Dr. Mannick shall be entitled to receive, subject to his execution and non-revocation of a release in favor of the Company (i) a lump sum cash payment equal to 6 months, if such termination occurs within the first 12 months of her employment, or, 12 months, if such termination occurs thereafter, of her then current base salary, (ii) a prorated portion of her target annual incentive compensation the year of termination and (iii) continued coverage under our health and dental plans for up to 6 months following termination, if such termination occurs within the first 12 months of her employment, or, 12 months following termination, if such termination occurs thereafter.

Dr. Mannick’s amended offer letter further provides that, in the event that her employment is terminated by us without cause or by her for good reason, and such termination occurs within the 12-month period following a change of control, then in lieu of the payments and benefits described above, Dr. Mannick shall be entitled to receive, subject to her execution and non-revocation of a release in favor of the Company (i) a lump sum cash payment equal to the sum of her base salary and target annual incentive compensation, (ii) continued coverage under our health and dental plans for up to 12 months following termination and (iii) full acceleration of all time-based stock options and other time-based stock-based awards held by Dr. Mannick. All references to “cause,” “good reason” and “change in control” are as defined in her amended offer letter.

In connection with our IPO, we granted to Dr. Mannick a stock option to purchase 92,999 shares of our common stock, at an exercise price of $15.00 per share. Such option will vest 25% on the first anniversary of the grant date, and the remainder ratably each month over the remaining three years, subject to her continued employment with the Company through each such vesting date.

In addition, in January 2018, we entered into a letter agreement with Dr. Mannick to provide her with certain rights to participate in meetings of our board of directors as a non-voting observer and to receive copies of materials provided to our board of directors. We may exclude Dr. Mannick from such participation for any reason, including if we believe that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect confidential proprietary information or for other similar reasons. The observer rights will terminate in the event that Dr. Mannick is no longer serving as an officer of our company for any reason, or if she materially breaches any employment agreement or confidentiality agreement with us, or if we undergo a merger or consolidation.

Meredith Manning

In September 2018, we entered into an Employment Agreement with Ms. Manning (the “Employment Agreement”), which sets forth certain terms of Ms. Manning’s employment.

Pursuant to the terms of her employment agreement, Ms. Manning will receive an initial annual base salary of $345,000. In addition, she will be eligible to receive an annual performance bonus targeted at up to 40% of her annual base salary.

In the event Ms. Manning’s employment is terminated by us without cause or by her for good reason, Ms. Manning will be eligible to receive, subject to her execution and non-revocation of a release in favor of the Company, (i) a lump sum cash payment equal to 6 months of her then current base salary and (ii) subject to her election of Consolidated Omnibus Budget Reconciliation Act, or COBRA, health continuation coverage, for up to 6 months or her COBRA health continuation period, whichever ends earlier, a monthly cash payment equal to the monthly employer contribution that the Company would have made to provide health insurance to her if she had remained employed by the Company.

Ms. Manning’s employment agreement further provides that, in the event that her employment is terminated by us without cause or by her for good reason, and such termination occurs within the 12-month period following a change of control, then in lieu of the payments and benefits described above, , Ms. Manning shall be entitled to receive, subject to her execution and non-revocation of a release in favor of the Company, (i) a cash payment equal to 12 months of her then current base salary and her average target annual incentive compensation for the immediately preceding three fiscal years, (ii) 100% acceleration of all time-based equity awards held as of the date of termination and (iii) subject to her election of COBRA health continuation coverage, for up to 18 months or her COBRA health continuation period, whichever ends earlier, a monthly cash payment equal to the monthly employer contribution that the Company would have made to provide health insurance to her if she has remained employed by the Company. All references to “cause,” “good reason” and “change in control” are as defined in her employment agreement.

Her employment agreement further provides that the board of directors will grant Ms. Manning a stock option to purchase 175,000 shares of the Company’s common stock under the Company’s 2018 Stock Option Incentive Plan. Such option will vest 25% on the first anniversary of the effective date of her employment agreement, and the remainder shall vest ratably each quarter over the remaining three years, subject to her continued employment with the Company through each such vesting date. In addition, Ms. Manning will be eligible to receive reimbursement for up to $35,000 of documented expenses incurred by her in connection with relocation to the Boston, MA area for her employment with the Company. Ms. Manning will also be eligible to participate in all customary employee benefit plans or programs of the Company generally available to the Company’s full-time employees and/or executive officers.

Additional Narrative Disclosure

401(k) Savings Plan. We maintain a tax‑qualified 401(k) retirement plan for eligible employees in the United States. In general, all of our employees are eligible to participate, beginning two months after the commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit and have the amount of the reduction contributed to the 401(k) plan. We currently contribute to each employee’s 401(k) account, in the first quarter of each year, 3% of his or her eligible earnings from the prior year.

Health and Welfare Benefits. All of our full-time employees, including our executive officers are eligible to participate in certain medical, disability and life insurance benefit programs offered by us. We pay the premiums for term life insurance and long-term disability for all of our employees, including our executive officers. We also provide all employees, including executive officers, with a flexible spending account plan, an employee stock purchase plan and paid time off benefits including, vacation, sick time and holidays. We do not sponsor any qualified or non-qualified defined benefit plans for any of our employees or executives.

Compensation Risk Assessment

We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. Our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Equity Compensation Plan Information

The following table provides information as of December 31, 2018 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities in First Column)
Equity compensation plans approved by stockholders(1)	1,147,637	(2)	$11.38	1,625,612
Equity compensation plans not approved by stockholders	—		—	—
Total	1,147,637		$11.38	1,625,612

(1)	Includes the following plans: our 2017 Stock Incentive Plan, our 2018 Stock Option and Incentive Plan and our 2018 Employee Stock Purchase Plan.
(2)

As of December 31, 2018, a total of 2,200,260 shares of our common stock have been reserved for issuance pursuant to the 2018 Stock Option and Incentive Plan, which number excludes the 1,122,213, shares that were added to the plan as a result of the automatic annual increase on January 1, 2019. The 2018 Stock Option and Incentive Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2019, by 4% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by the Compensation Committee. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2018 Stock Option and Incentive Plan and the 2017 Stock Incentive Plan will be added back to the shares of common stock available for issuance under the 2018 Stock Option and Incentive Plan. The Company no longer makes grants under the 2017 Stock Incentive Plan. As of December 31, 2018, a total of 275,030 shares of our common stock have been reserved for issuance pursuant to the 2018 Employee Stock Purchase Plan, which number excludes the 280,553 shares that were added to the plan as a result of the automatic annual increase on January 1, 2019. The 2018 Employee Stock Purchase Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2019, by the lesser of 543,926 shares of our common stock, 1% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by the Compensation Committee. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

Other than the compensation agreements and other arrangements described under “Executive Compensation” and “Director Compensation” in this proxy statement and the transactions described below, since January 1, 2017, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were, or will be, a party in which the amount involved exceeded, or will exceed, $120,000 (or, if less, 1% of the average of our total assets amounts at December 31, 2017 and 2018) and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

Participation in our IPO

Our existing stockholders, including certain affiliates of our directors, purchased an aggregate of 766,666 shares of our common stock in our initial public offering in January 2018 at the initial public offering price. The following table sets forth the number of shares of our common stock purchased directors, executive officers and 5% stockholders and their affiliates and the aggregate purchase price paid for such shares. The following table sets forth the number of shares our common stock purchased by directors, executive officers and 5% stockholders and their affiliates and the aggregate purchase price paid for such shares.

Name	Shares of Common Stock Purchased(#)	Aggregate Cash Purchase Price($)
PureTech Health LLC	233,333	3,499,995
Orbimed Advisors LLC	533,333	7,999,995
Total	766,666	11,499,990

PureTech Health Shared Resources

PureTech Health was a founder of our company and in that capacity had provided us with strategic medical, clinical and scientific advice pursuant to a business services, personnel and information management agreement. PureTech Health also played a significant role in securing our foundational intellectual property from Novartis, leveraging its connections to establish the relationship, assisting in the negotiation of the license agreement and providing strategic advice throughout the process. In addition, we shared administrative resources and offices with PureTech Health, including legal, accounting and human resources support, computer and telecommunications systems and other office infrastructure pursuant to the agreement through December 31, 2017. Beginning in April 2017, PureTech has invoiced us at cost for such services, with such amounts totaling $202,306 as of December 31, 2017. In addition, PureTech Health periodically invoiced us for reimbursement of out of pocket expenses reasonably incurred on our behalf in connection with providing such business services.

Research Funding Agreement with Silverstein Foundation for Parkinson’s with GBA

On March 6, 2018, the Company and the Silverstein Foundation for Parkinson’s with GBA, or the Silverstein Foundation, entered into a research funding agreement, or the Funding Agreement. Jonathan Silverstein is a director of the Company and is a co-founder and current trustee of the Silverstein Foundation. Upon execution of the Funding Agreement, the Silverstein Foundation paid the Company an upfront sum of $0.5 million, or the Funding Amount. The Company is entitled to use the Funding Amount solely to conduct research related to RTB101 and is obligated to repay the upfront sum in full to the Silverstein Foundation if it successfully conducts a positive Phase 3 clinical trial of RTB101 for Parkinson’s Disease. As of December 31, 2018, the Company has used approximately $0.5 million of the Funding Amount.

Novartis License Agreement

On March 23, 2017, the Company entered into an exclusive license agreement with Novartis International Pharmaceutical Ltd., or Novartis. Under the agreement, Novartis granted the Company an exclusive, field-restricted, worldwide license, to certain intellectual property rights owned or controlled by Novartis, to develop, commercialize and sell one or more therapeutic products comprising RTB101 or RTB101 in combination with everolimus in a fixed dose combination. The exclusive field under the license agreement is for the treatment, prevention and diagnosis of disease and other conditions in all indications in humans and animals.

As initial consideration for the licensed rights, the Company issued Novartis Institutes for Biomedical Research, or NIBR, 2,587,992 shares of the Company’s Series A Preferred Stock. The fair value of the Novartis license was $3.2 million based on the fair value of the Series A Preferred Stock which was determined to be $1.22 per share based on an independent third-party valuation. NIBR is a current holder of more than 5% of the Company’s common stock.

As additional consideration for the license, the Company is required to pay up to an aggregate of $4.3 million upon the satisfaction of clinical milestones, up to an aggregate of $24 million upon the satisfaction of regulatory milestones for the first indication approved, and up to an aggregate of $18 million upon the satisfaction of regulatory milestones for the second indication approved. In addition, the Company is required to pay up to an aggregate of $125 million upon the satisfaction of commercial milestones, based on the amount of annual net sales. The Company is also required to pay tiered royalties ranging from a mid-single-digit percentage to a low teen-digit percentage on annual net sales of products. These royalty obligations last on a product-by-product and country-by-country basis until the latest of (i) the expiration of the last valid claim of a Novartis patent covering a subject product, (ii) the expiration of any regulatory exclusivity for the subject product in a country, or (iii) the 10th anniversary of the first commercial sale in the country, and are subject to a reduction after the expiration of the last valid claim of a Novartis patent or the introduction of a generic equivalent of a product in a country. Following the last visit of the 400th subject in the Company’s Phase 2b clinical trial, Novartis is no longer entitled to sublicense revenue.

The Company made no payments under the Novartis license in the fiscal year ended December 31, 2018, and none of the remaining development milestones, regulatory milestones, sales milestones, or royalties had been reached or were probable of achievement.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, we adopted bylaws which provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

We have entered into and in the future plan to enter into agreements to indemnify our directors and executive officers. These agreements, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our board of directors to the maximum extent allowed under Delaware law.

Related person transaction policy

Our board of directors adopted a written related person transactions policy providing that transactions with our directors, officers and holders of five percent or more of our voting securities and their affiliates, each a related person, must be approved by our audit committee. This policy became effective on January 25, 2018, the date our registration statement for our initial public offering became effective. Pursuant to this policy, the audit committee has the primary responsibility for reviewing and approving or disapproving “related person transactions,” which are transactions between us and related persons in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members.

As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;
•	whether the transaction was undertaken in the ordinary course of our business; and
•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

PRINCIPAL STOCKHOLDERS

The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our common stock as of March 18, 2019 by:

•	each of our directors;
•	each of our named executive officers;
•	all of our directors and executive officers as a group; and
•	each person, or group of affiliated persons, who is known by us to beneficially owner of greater-than-5.0% of our common stock.

The column entitled “Shares Beneficially Owned” is based on a total of 28,055,344 shares of our common stock outstanding as of March 18, 2019.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 18, 2019 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of resTORbio, Inc., 500 Boylston Street, 12th Floor, Boston, Massachusetts 02116.

Name of Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
PureTech Health LLC(2)	9,800,396	34.9%
Novartis Institutes for BioMedical Research, Inc.(3)	2,021,237	7.2%
OrbiMed Private Investments VI, LP(4)	4,830,387	17.2%
Prudential Financial, Inc.(5)	2,140,794	7.6%
Named Executive Officers and Directors
Chen Schor(6)	1,966,834	7.0%
Named Executive Officers
Meredith Manning	—	—
Joan Mannick, M.D.(7)	1,915,424	6.8%
Directors
Jeffrey Chodakewitz, M.D.	—	—
Paul Fonteyne(8)	9,477	* %
Michael Grissinger	—	—
Jonathan Silverstein	—	—
David Steinberg	—	—
Lynne Sullivan(9)	9,111	* %
All Current Executive Officers and Directors as a Group (10 persons)(10)	3,930,133	13.9%

*	Represents beneficial ownership of less than one percent.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o resTORbio, Inc., 500 Boylston Street, 12th Floor, Boston, Massachusetts 02116.

(2)

Voting and investment power over the shares held by PureTech Health LLC is exercised by its parent entity, PureTech Health plc. The board of directors of PureTech Health plc consists of Mr. Joi Ito, Dr. Raju Kucherlapati, Dr. John LaMattina, Dr. Robert Langer, Dame Marjorie Scardino, Dr. Ben Shapiro, Mr. Christopher Viehbacher, Ms. Daphne Zohar and Mr. Stephen Muniz. None of the members of the board of directors of PureTech Health plc or PureTech Health LLC has individual voting or investment power with respect to such shares. The address for PureTech Health LLC and the individuals listed above is c/o PureTech Health LLC, 501 Boylston Street, Suite 6102, Boston, MA 02116.

(3)

All shares are held by Novartis Institutes for BioMedical Resarch, Inc., or NIBR. NIBR is an indirect wholly-owned subsidiary of, and controlled by, Novartis AG. The address for NIBR is 250 Massachusetts Avenue, Cambridge, MA 02139.

(4)

All shares are held by OrbiMed Private Investments VI, LP , or OPI VI. OrbiMed Capital GP VI LLC, or GP VI, is the sole general partner of OPI VI. OrbiMed Advisors LLC, or OrbiMed Advisors, is the managing member of GP VI. Samuel D. Isaly is the managing member of and owner of a controlling interest in OrbiMed Advisors. By virtue of such relationships, GP VI, OrbiMed Advisors, and Mr. Isaly may be deemed to have voting and investment power with respect to the shares held by OPI VI and as a result may be deemed to have beneficial ownership of such shares. Jonathan T. Silverstein, a member of OrbiMed Advisors, is a member of our board of directors. Each of GP VI, OrbiMed Advisors, Mr. Isaly and Mr. Silverstein disclaims beneficial ownership of the shares held by OPI VI, except to the extent of its or his pecuniary interest therein if any. The address of these entities is 601 Lexington Avenue, 54th floor, New York, New York 10022.

(5)

Information herein is based on a Schedule 13G filed by Prudential Financial, Inc., or Prudential, with the SEC on January 28, 2019 and a Schedule 13G filed by Jennison Associates LLC, or Jennison, with the SEC on February 1, 2019. Prudential and Jennison have shared voting and investment power with respect to 2,140,074 shares of common stock held by Jennison. Prudential and Quantitative Management Associates LLC, or Quantitative Management, have shared voting and investment power with respect to 720 shares of common stock held by Quantitative Management. Prudential is a Parent Holding Company and the indirect parent of Jennison, who is the beneficial owner of 2,140,074 shares of common stock, and Quantitative Management, who is the beneficial owner of 720 shares of common stock. The address for Prudential Financial, Inc. is 751 Broad Street Newark, New Jersey 07102.

(6)

Consists of (i) 325,000 shares of common stock; (ii) 599,363 shares held by an irrevocable family trust having an independent trustee; (iii) 25,000 shares held by a revocable family trust of which the reporting person is the trustee; (iv) 643,000 shares held by an additional irrevocable family trust having an independent trustee; (v) 25,000 shares held by a revocable trust of which the spouse is the trustee; (vi) 275,000 shares held by grantor retained annuity trust; and (vi) 74,471 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 18, 2019.

(7)

Consists of (i) 686,363 shares of common stock; (ii) 600,000 shares of common stock held by the J.B. Mannick Irrevocable Trust; (ii) 600,000 shares to a grantor retained annuity trust; and (iii) 29,061 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 18, 2019.

(8)	Consists of 9,477 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 18, 2019
(9)	Consists of 9,111 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 18, 2019.
(10)

Consists of (i) 3,778,726 shares of common stock, and (ii) 151,407 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 18, 2019. See footnotes (6) through (9) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons holding more than 10% of our common stock to report their initial ownership of the common stock and other equity securities and any changes in that ownership in reports that must be filed with the SEC. The SEC has designated specific deadlines for these reports, and we must identify in this proxy statement those persons who did not file these reports when due.

Based solely on a review of reports furnished to us, or written representations from reporting persons, we believe all directors, executive officers, and 10% owners timely filed all reports regarding transactions in our securities required to be filed for 2018 by Section 16(a) under the Exchange Act.

REPORT OF THE AUDIT COMMITTEE

The audit committee is appointed by the board of directors to assist the board of directors in fulfilling its oversight responsibilities with respect to (1) the integrity of resTORbio’s financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements, (2) the qualifications, independence, and performance of resTORbio’s independent registered public accounting firm, (3) the performance of resTORbio’s internal audit function, if any, and (4) other matters as set forth in the charter of the audit committee approved by the board of directors.

Management is responsible for the preparation of resTORbio’s financial statements and the financial reporting process, including its system of internal control over financial reporting and its disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an audit of resTORbio’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements of resTORbio for the fiscal year ended December 31, 2018. The audit committee also discussed with the independent registered public accounting firm the matters required to be discussed by the PCAOB’s Auditing Standard No. 1301, Communication with Audit Committees. In addition, the audit committee received written communications from the independent registered public accounting firm confirming their independence as required by the applicable requirements of the PCAOB and has discussed with the independent registered public accounting firm their independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements of resTORbio be included in resTORbio’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, that was filed with the SEC. The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

THE AUDIT COMMITTEE OF THE BOARD OF
DIRECTORS OF RESTORBIO, INC.

Lynne Sullivan, Chairperson

Paul Fonteyne

Michael Grissinger

March 27, 2019

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our documents, including the annual report to stockholders and proxy statement, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to resTORbio, Inc., 500 Boylston Street, 12th Floor, Boston, Massachusetts 02116, Attention: Corporate Secretary, telephone:  857-315-5521. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

STOCKHOLDER PROPOSALS

A stockholder who would like to have a proposal considered for inclusion in our 2020 proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it is received by us no later than November 28, 2019. However, if the date of the 2020 Annual Meeting of Stockholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2020 Annual Meeting of Stockholders. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to resTORbio, Inc., 500 Boylston Street, 12th Floor, Boston, Massachusetts 02116, Attention: Corporate Secretary.

If a stockholder wishes to propose a nomination of persons for election to our board of directors or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, our bylaws establish an advance notice procedure for such nominations and proposals. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting.

The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. For stockholder proposals to be brought before the 2020 Annual Meeting of Stockholders, the required notice must be received by our corporate secretary at our principal executive offices no earlier than January 9, 2020 and no later than February 8, 2020. Stockholder proposals and the required notice should be addressed to resTORbio, Inc., 500 Boylston Street, 12th Floor, Boston, Massachusetts 02116, Attention:  Investor Relations / Corporate Secretary.

OTHER MATTERS

Our board of directors does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.  KEEP THIS PORTION FOR YOUR RECORDS  DETACH AND RETURN THIS PORTION ONLY  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date  To withhold authority to vote for any  individual nominee(s), mark “For All  Except” and write the number(s) of the  nominee(s) on the line below.  0 0 0  0 0 0  0000409980_1 R1.0.1.18  For Withhold For All  All All Except  The Board of Directors recommends you vote FOR  the following:  1. To elect two class I directors, to serve for a  three-year term ending at the annual meeting of  stockholders to be held in 2022:  Nominees  01 Jonathan Silverstein 02 David Steinberg  RESTORBIO, INC.  500 Boylston Street, 12th Floor  Boston, Massachusetts 02116  VOTE BY INTERNET - www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery of  information. Vote by 11:59 P.M. ET on 05/07/2019. Have your proxy card in hand when  you access the web site and follow the instructions to obtain your records and to create  an electronic voting instruction form.  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS  If you would like to reduce the costs incurred by our company in mailing proxy materials,  you can consent to receiving all future proxy statements, proxy cards and annual reports  electronically via e-mail or the Internet. To sign up for electronic delivery, please follow  the instructions above to vote using the Internet and, when prompted, indicate that you  agree to receive or access proxy materials electronically in future years.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET  on 05/07/2019. Have your proxy card in hand when you call and then follow the  instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have  provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,  NY 11717.  The Board of Directors recommends you vote FOR Proposal 2. For Against Abstain  2. To ratify the appointment of KPMG LLP as resTORbio's independent registered public accounting firm for the  fiscal year ending December 31, 2019.  NOTE: To transact such other business as may properly come before the meeting or any and all adjournments or  postponements thereof.  Please sign exactly as your name(s) appear(s) hereon. When signing as  attorney, executor, administrator, or other fiduciary, please give full  title as such. Joint owners should each sign personally. All holders must  sign. If a corporation or partnership, please sign in full corporate or  partnership name by authorized officer.

0000409980_2 R1.0.1.18  Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:  The Notice and Proxy statement and Annual Report are available at www.proxyvote.com  RESTORBIO, INC.  ANNUAL MEETING OF STOCKHOLDERS  May 8, 2019 1:00 PM EST  This proxy is solicited by the Board of Directors  The stockholder(s) hereby appoint(s) Chen Schor and John McCabe, or either of them, as proxies, each with the  power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the  reverse side of this ballot, all of the shares of Common Stock of RESTORBIO, INC. that the stockholder(s) is/are  entitled to vote at the Annual Meeting of stockholder(s) to be held at 01:00 PM, EST on May 8, 2019, at the  offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210, and any adjournment or  postponement thereof.  All properly submitted proxies will be voted in accordance with the instructions contained in those proxies. If no  instructions are specified, the proxies will be voted in accordance with the recommendation of our board of  directors with respect to each of the matters set forth in the accompanying Notice of Meeting.  Continued and to be signed on reverse side